Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of September 18, 2018, is by and between Elliott Associates, L.P. and Elliott International, L.P. (together, “Elliott”), Bluescape Resources Company LLC (“Bluescape”), Cove Key Management, LP (“Cove Key”, and together with Elliott and Bluescape, each an “Investor” and collectively, the “Investors”) and Sempra Energy (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investors and the Company agree as follows:

1.    New Directors and Other Company Matters.

(a)    In accordance with the Company’s bylaws, as amended through December 15, 2015 (the “Bylaws”), and California law, simultaneously with the execution and delivery of this Agreement, the Company agrees that:

i.    the Board of Directors of the Company (the “Board”) will take all necessary actions to (A) rename the LNG Construction and Technology Committee of the Board as the “LNG and Business Development Committee” (the “Committee”), (B) appoint the following directors as the only initial members of the Committee: Alan Boeckmann, William Rusnack and James Yardley and (C) appoint Alan Boeckmann as chair of the Committee;

ii.    the Board will take all necessary actions to (A) amend the charter of the Committee such that the Committee’s mandate will be to work with management and the Board to conduct a comprehensive business review of the Company presided over by the chair of the Committee, such charter to include terms consistent with those set forth in Exhibit A hereto and (B) upon the appointment of the New Directors (as defined below) to the Committee in accordance with Section 1(b)(iv), cause the Committee to commence activities in accordance with its charter (as amended in accordance with clause (A)); and

iii.    at least until the expiration of the Cooperation Period (as defined below), the Board will take all actions necessary to (A) not further amend the charter in any material respect without the prior written consent of the Investors (such consent not to be unreasonably withheld, conditioned or delayed), (B) cause the Committee to remain in place, (C) following the appointment of the New Directors to the Committee, maintain the size of the Committee at five (5) members, and (D) simultaneous with the appointment of any Replacement New Director (as defined below) to the Board pursuant to Section 1(e), appoint such Replacement New Director to the Committee to replace the applicable prior New Director.

(b)    The Company and the Investors have worked cooperatively together to identify a discrete list of final director candidates (each, an “Approved Candidate”) and expect to work together so that the Company can announce and appoint two (2) new directors to the Board in the coming weeks that are mutually agreed between the Company and the Investors. In accordance with the Bylaws and California law, the Company agrees that in furtherance of the foregoing:

i.    immediately prior to the time that the Board appoints the first of the New Directors to the Board, the Board will increase the size of the Board to sixteen (16) directors to create two (2) vacancies;

ii.    the Company and the Investors will mutually agree on two (2) individuals for appointment to the Board to the fill the vacancies created by Section 1(b)(i);

iii.    the Board will appoint the two (2) individuals mutually agreed on by the Company and the Investors pursuant to Section 1(b)(ii) (each, a “New Director” and together the “New Directors”) to the Board to fill the vacancies created by Section 1(b)(i); and

iv.    the Board will take all necessary actions to appoint the New Directors upon their appointment to the Board to the Committee.

(c)    The Company agrees that it will publicly announce the results of the business review conducted by the Committee and the Board during Q1 2019 and, if the Cooperation Period is extended to the Outside Expiration Time pursuant to Section 2(a) or 2(b), Q1 2020.

(d)    The Company agrees that, provided that a New Director continues to be a Qualified Director and is able and willing to serve on the Board:

i.    at the 2019 annual meeting of the Company’s stockholders (the “2019 Annual Meeting”), the Board will nominate such New Director, together with the other persons included in the Company’s slate of nominees for election as director at the 2019 Annual Meeting in accordance with this Section 1(d), as a director of the Company, with a term expiring at the 2020 annual meeting of the Company’s stockholders (the “2020 Annual Meeting”);

ii.    if the Cooperation Period is extended to the Outside Expiration Time pursuant to Section 2(a) or 2(b), at the 2020 Annual Meeting, the Board will nominate such New Director, together with the other persons included in the Company’s slate of nominees for election as director at the 2020 Annual Meeting in accordance with this Section 1(d), as a director of the Company, with a term expiring at the 2021 annual meeting of the Company’s stockholders;

iii.    the Board will recommend that the stockholders of the Company vote to elect such New Director as a director of the Company at the 2019 Annual

Meeting and, if the Cooperation Period is extended to the Outside Expiration Time pursuant to Section 2(a) or 2(b), at the 2020 Annual Meeting; and

iv.    the Company will use its reasonable best efforts (which will include the solicitation of proxies) to obtain the election of such New Director at the 2019 Annual Meeting and, if the Cooperation Period is extended to the Outside Expiration Time pursuant to Section 2(a) or 2(b), at the 2020 Annual Meeting (it being understood that such efforts will be not less than the efforts used by the Company to obtain the election of any other Independent director nominee nominated by it to serve as a director on the Board at the 2019 Annual Meeting or the 2020 Annual Meeting, as applicable).

(e)    If any New Director (or any Replacement New Director) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason (including as the result of a failure to receive the requisite number of votes at the 2019 Annual Meeting or, if the Cooperation Period is extended to the Outside Expiration Time pursuant to Section 2(a) or 2(b), the 2020 Annual Meeting, as applicable) prior to the expiration of the Cooperation Period, and at such time Elliott beneficially owns (which at any such measurement time during the Cooperation Period shall include a combination of Elliott’s economic and beneficial ownership (as determined under Rule 13d-3 under the Exchange Act (as defined below)) of shares of Company Common Stock (as defined below) as of such time) at least the lesser of 3.0% of the then outstanding shares of Company Common Stock and 8,205,097 shares of Company Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), as promptly as practicable the Company will select and appoint a substitute New Director (a “Replacement New Director”) to serve as a director of the Company, which Replacement New Director will be a Qualified Director and whose selection will, unless such Replacement New Director is an Approved Candidate, be subject to Elliott’s consent (such consent not to be unreasonably withheld, conditioned or delayed). Effective upon the appointment of a Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement.

(f)    The Company will continue during the duration of the Cooperation Period to pursue its standard Board refreshment process, subject to good faith adjustments made by the Board in its reasonable discretion. Debra L. Reed will retire from the Board, as previously announced, effective as of December 1, 2018 and William G. Ouchi, Ph.D will not be nominated to stand for re-election as a director at the 2019 Annual Meeting.

(g)    The Company agrees that the size of the Board shall be no greater than fifteen (15) at any time from the conclusion of the 2019 Annual Meeting through the end of the Cooperation Period, unless the Investors consent in writing to any proposal to increase the size of the Board, such consent not be unreasonably withheld, conditioned or delayed.

(h)    The Company agrees that the last day of the time period, established pursuant to the Bylaws, for stockholders to deliver notice to the Company of director nominations to be brought before the 2020 Annual Meeting will be no earlier than January 30, 2020.

2.    Cooperation.

(a)    Each of the Investors and the Company agrees that, from the date of this Agreement until the earlier of (such period, including as it may be automatically extended pursuant to clause (i) of this Section 2(a) or Section 2(b), the “Cooperation Period”):

(i)    the Early Expiration Time (as defined below); provided, however, that such date shall automatically be extended to the Outside Expiration Time in the event that the cumulative relative total shareholder return of the Company Common Stock from the closing price of the Company Common Stock on the business day prior to the date of this Agreement through the business day prior to the Early Expiration Time (measured using the 30-Day VWAP as of the business day prior to the Early Expiration Time) is at least eleven percent (11%), calculated on an annualized basis, better than the comparable performance of the S&P 500 Utilities Index during that period, and

(ii) any material breach of this Agreement by the Company (provided that the Company will have ten (10) business days following written notice from the Investors of material breach to remedy such material breach if capable of remedy), the Company and the Investors shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and key employees not to make or cause to be made publicly or privately any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (A) in the case of any such statements or announcements by any of the Investors or their related parties, the Company and its Affiliates or any of their current or former officers, directors, or employees, and (B) in the case of any such statements or announcements by the Company or its related parties, the current or former principals, directors, members, general partners, officers, or employees of the Investors or any of their Affiliates; in each case including (x) in any statement (oral or written), document or report filed with, furnished or otherwise provided to the SEC or any other governmental agency, (y) in any press release or other publicly available format or (z) to any journalist or member of the media (including, in a television, radio, newspaper or magazine interview).

(b)    The Cooperation Period shall also be automatically extended to the Outside Expiration Time if, prior to the Early Expiration Time, the Company, in its sole discretion, delivers to the Investors a written, binding commitment (i) to nominate one or more new Qualified Director candidates for election to the Board at the 2020 Annual

Meeting and (ii) that the nomination of any such new Qualified Director candidates shall be subject to the consent of the Investors (such consent not to be unreasonably withheld, delayed or conditioned).

(c)    During the Cooperation Period, each Investor will cause all of the outstanding shares of common stock, no par value, of the Company (“Company Common Stock”) that such Investor or any of its controlled Affiliates or Associates have the right to vote as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (x) in favor of each director nominated and recommended by the Board for election at any such meeting (including the New Directors), (y) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board and (z) in accordance with recommendations by the Board on all other proposals or business that may be the subject of stockholder action at such meetings other than proposals related to any Extraordinary Transaction (as defined below).

(d)    During the Cooperation Period, each Investor will not, and will cause its Affiliates and Associates to not, directly or indirectly, without the prior written consent of the Company:

i.    acquire, offer or seek to acquire or agree to acquire, beneficial ownership, directly or indirectly and acting alone or in concert, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, or through swap or hedging transactions, derivative arrangements or otherwise, any securities of the Company or any rights that would result in (A) with respect to Bluescape and Cove Key, such Investors (together with their respective Affiliates and Associates) having aggregate economic exposure to more than 2.0% of the shares of Company Common Stock outstanding at such time and (B) with respect to Elliott, such Investor (together with its Affiliates and Associates) having aggregate economic exposure to more than the difference between (x) 9.9% of the shares of Company Common Stock outstanding at such time and (y) the aggregate economic exposure of Bluescape and Cove Key as a percentage of the shares of Company Common Stock outstanding at such time;

ii.    (A) request (publicly or otherwise) a special meeting of the Company’s stockholders, (B) submit, make or be a proponent of any stockholder proposal to the Company, (C) seek representation on, or nominate any candidate to, the Board, except as expressly set forth in Section 1 hereof, or (D) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board;

iii.    make a request for any stockholder list or other Company books and records;

iv.    make or engage in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14A-1(1)(2)(iv) of the Exchange Act) or consents to vote, or knowingly advise, encourage or influence any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities for the election of individuals to the Board or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) (other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting);

v.    submit (publicly or otherwise) a proposal for, or offer of (with or without conditions), or participate in any way, either alone or in concert with others, in any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or assets (an “Extraordinary Transaction”) (it being understood that the foregoing shall not restrict the Investor from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board);

vi.    make any public proposal with respect to (A) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (B) any other material change in the Company’s management, business or corporate structure, (C) any modifications to the Company’s articles of incorporation or bylaws, or (D) the delisting of a class of securities of the Company from any stock exchange or any action that would cause a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

vii.    knowingly encourage, assist or enter into any negotiations, arrangements or understandings with any person not a party to this Agreement (a “Third Party”) with respect to any of the foregoing (other than with the Company’s consent), or otherwise form, join, knowingly encourage or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company, or otherwise in any manner agree to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any agreement or arrangement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote), except with Affiliates of such Investor or as expressly set forth in this Agreement;

viii.    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the securities of the Company if such short sale, purchase, sale or grant would result in the Investor no longer having a net long position (as defined in Rule 14e-4 under the Exchange Act) in respect of the Company Common Stock;

ix.    sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Company Common Stock held by such Investor to any Third Party;

x.    make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board or the Company’s strategy, operations or financial results that is inconsistent with the Press Release or the provisions of this Agreement;

xi.    institute, solicit, knowingly assist or join, as a party, any litigation, arbitration or other proceedings against or involving the Company or any of its current or former directors or officers (including derivative actions), other than (A) an action to enforce the provisions of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf, the Company, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, or (D) exercising statutory appraisal rights;

xii.    enter into any negotiations, understandings or agreements (whether written or oral) with, or advise, finance, knowingly assist, seek to persuade or knowingly encourage, any Third Party to take any action that such Investor is prohibited from taking pursuant to this Section 2(d); or

xiii.    take any action that could reasonably be expected to force the Company to make a public disclosure with respect to any of the foregoing.

(e)    Each Investor agrees not to, and to cause its Affiliates and Associates not to, request during the Cooperation Period that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 2 (including this sentence), publicly or in a manner that is intended to or would reasonably be expected to require public disclosure of such request.

(f)    Each Investor agrees during the Cooperation Period not to, and to cause its Associates and Affiliates not to, comment publicly on the Board or the Company’s management, strategy, operations or financial results or any transactions involving the Company or any of its subsidiaries, other than on Specified Transactions.

(g)    Nothing in this Agreement will limit any Investor’s or its Affiliates’ ability to (i) make any factual statement or disclosure as required by applicable legal process, subpoena, or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of discretionary acts by the Investor or any of its Affiliates), (ii) provide its views privately to the Board or management on any matter or to privately request a waiver of any provision of this Agreement, provided that such actions are not intended to and would not reasonably be expected to require public disclosure of such actions, (iii) make any public or private statement or announcement with respect to a Specified Transaction that is publicly announced by the Company or a Third Party or (iv) take actions in furtherance of identifying director candidates in connection with the 2020 Annual Meeting (if the Cooperation Period is extended to the Outside Expiration Time pursuant to Section 2(a) or 2(b)) so long as such actions do not create a public disclosure obligation for the Investor or the Company and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with the Investor’s normal practices in the circumstances.

3.    Public Announcement.

(a)    The Investors and the Company will announce this Agreement and the material terms hereof including the terms of this Section 3 by means of a joint press release in the form attached to this Agreement as Exhibit B (the “Press Release”) and the filing of a Current Report on Form 8-K as soon as practicable but in no event later than 7:00 a.m., New York City time, on September 18, 2018.

(b)    Neither the Company nor the Investors, nor any of their respective Affiliates or Associates, will issue a press release in connection with this Agreement, other than as mutually agreed by the Company and the Investors.

4.    Confidentiality and Disclosure. Nothing in this Agreement will require the Company or any Investor to (a) enter into a confidentiality agreement with any other party to this Agreement or (b) disclose any non-public information to any other party to this Agreement.

5.    Representations and Warranties of the Company. The Company represents and warrants to the Investors as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

6.    Representations and Warranties of the Investors. Each Investor, severally and not jointly, represents and warrants to the Company as follows: (a) such Investor has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, constitutes a valid and binding obligation and agreement of such Investor and is enforceable against such Investor in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles, (c) the Investors have advised the Company of their aggregate beneficial ownership of shares of Company Common Stock and the number of shares of Company Common Stock the Investors have the right to vote as of the date of this Agreement, and as of the date of this Agreement, the Investors and their Affiliates have aggregate economic exposure to 13,600,000 shares of Company Common Stock. Elliott agrees during the Cooperation Period to update and advise the Company of Elliott’s beneficial ownership (which shall include a combination of Elliott’s economic and beneficial ownership (as determined under Rule 13d-3 under the Exchange Act)) of shares of Company Common Stock as of such date as any New Director (or any Replacement New Director) ceases to be director, as promptly as practicable after such date.

7.    Definitions. For purposes of this Agreement:

(a)    the terms “Affiliate” and “Associate” have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)    the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares of the Company’s capital stock which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose;

(c)    the term “Early Expiration Time” means 11:59 pm, New York time, on the December 31, 2019;

(d)    the term “Independent” means that such person qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors;

(e)    the term “Outside Expiration Time” means 11:59 pm, New York time, on September 30, 2020;

(f)    the terms “person” or “persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(g)    the term “Qualified Director” shall mean an individual who (i) qualifies as Independent, (ii) is not an employee, director, general partner, manager or other agent of an Investor or of any Affiliate of an Investor, (iii) is not a limited partner, member or other investor in any Investor or any Affiliate of an Investor, (iv) does not have any agreement, arrangement or understanding, written or oral, with any Investor or any Affiliate of an Investor regarding such person’s service as a director on the Board, and (v) meets all other qualifications required for service as a director set forth in the Bylaws and the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics for Board of Directors and Senior Officers;

(h)    the term “SEC” means the U.S. Securities and Exchange Commission;

(i)    the term “Specified Transaction” means any (i) individual acquisition, disposition or investment involving the Company or any of its subsidiaries or joint ventures, or any of their respective securities or assets, in an amount in excess of $5,000,000,000, (ii) any issuance by the Company of such number of shares of Company Common Stock (or securities convertible or exchangeable into or exercisable for such shares of Company Common Stock) equal to 10% or more of the then outstanding shares of Company Common Stock, calculated on an as converted basis, other than in connection with an acquisition, disposition or investment involving the Company or any of its subsidiaries or joint ventures, or any of their respective securities or assets, or (iii) any transaction that would require a vote of the shareholders of the Company to approve the transaction or the issuance of shares in connection with such transaction;

(j)    the term “Trading Day” means a day on which the New York Stock Exchange is open for trading; and

(k)    the term “30-Day VWAP” means, as of any date, the volume weighted average price per share of Company Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not available, by another authoritative source mutually agreed by the Company and the Investors) from 9:30 am, New York time, on the Trading Day that is thirty (30) Trading Days preceding such date to 4:00 pm, New York City time) on the last Trading Day immediately preceding such date.

8.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:

Sempra Energy

488 8th Avenue

San Diego, California 92101

Attention: Martha B. Wyrsch

Telephone: (619) 696-4325

Email: MWyrsch@sempra.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004-2498

Attention: Joseph B. Frumkin

Telephone: (212) 558-4101

Email: frumkinj@sullcrom.com

Attention: Audra D. Cohen

Telephone: (212) 558-3275

Email: cohena@sullcrom.com

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention: Thomas Lauria

Telephone: (305) 995-5282

Email: tlauria@whitecase.com

if to Elliott:

Elliott Associates, L.P.

Elliott International, L.P.

40 West 57th Street

New York, New York 10019

Attention: Jesse A. Cohn

Telephone: (212) 974-6000

Email: jcohn@elliottmgmt.com

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

1 Bryant Park

New York, New York 10036

Attention: Jeffrey L. Kochian

Telephone: (212) 872-8069

E-mail: jkochian@akingump.com

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention: Steve Wolosky

                 Andrew Freedman

Telephone: (212) 451-2333

                   (212) 451-2250

Email: swolosky@olshanlaw.com

            afreedman@olshanlaw.com

if to Bluescape:

Bluescape Resources Company LLC

200 Crescent Court, Suite 1900

Dallas, Texas 75201

Attention: Charles John Wilder, Jr.

Telephone: (214) 855-2262

Email: cjwilder@bluescapegroup.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Claire E. James

Telephone: (212) 909-3287

Email: Claire.james@kirkland.com

if to Cove Key:

Cove Key Management, LP

5847 San Felipe Street, Suite 1560

Houston, Texas 77057

Attention: John Kiani

Telephone: (346) 571-2528

Email: john@covekey.com

with a copy to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Claire E. James

Telephone: (212) 909-3287

Email: Claire.james@kirkland.com

9.    Expenses. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

10.    Specific Performance; Remedies; Venue.

(a)    The Company and the Investors acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Investors will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH INVESTOR AGREES (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

(b)    The Company and each Investor (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal or state courts located in the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the federal or state courts located in the State of Delaware, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

11.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

12.    Termination. This Agreement will terminate on the expiry of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 7, 8, 10, 11, 12, 14, 15, 16, 17 and 18 hereof shall survive termination of this Agreement and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

13.    Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as pdf), each of which will be deemed to be an original copy of this Agreement.

14.    No Third Party Beneficiaries. This Agreement is solely for the benefit of the Company and the Investors and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof will be null and void.

15.    No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

16.    Several Liability. The obligations of each of the Investors under this Agreement shall be several (and not joint) and no Investor shall be responsible in any way for the actions or omissions of the other Investor.

17.    Entire Understanding. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Investors.

18.    Interpretation and Construction. The Company and each Investor acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Investor, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. Whenever this Agreement permits or requires action or consent by the Investors, action or consent of Elliott shall for all purposes be action or consent by the Investors. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

INVESTORS

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P.,
as General Partner
By:	Braxton Associates, Inc.,
as General Partner

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott International Capital Advisors Inc.,
as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

*    *    *    *

[Signature page to Cooperation Agreement]

BLUESCAPE RESOURCES COMPANY LLC

By:	/s/ C.J. Wilder
Name:	C.J. Wilder
Title:	Executive Chairman

COVE KEY MANAGEMENT, LP

By:	/s/ John Kiani
Name:	John Kiani
Title:	Co-Founder, Portfolio Manager

*    *    *    *

[Signature page to Cooperation Agreement]

THE COMPANY

SEMPRA ENERGY

By:	/s/ J. Walker Martin
Name:	J. Walker Martin
Title:	Chief Executive Officer

[Signature page to Cooperation Agreement]

Exhibit A

LNG and Business Development Committee Charter

•	Purpose and Responsibilities. The purpose and responsibilities of the Committee are to:

•

at the direction of the Company’s board of directors (the “Board”), serve as an advisor to the Board and management in conducting a comprehensive business review of the Company presided over by the chair of the Committee (“Business Review”);

•	review and analyze issues pertaining to the Business Review, subject to the direction of the Board;

•	oversee the management and resolution of issues relating to the Business Review, subject to the direction of the Board; and

•

report to the Board the results of the Business Review and the corresponding formal recommendations of the Committee, such that the Company will be able to publicly announce the foregoing during Q1 2019 and Q1 2020.

•	Membership

The Committee will initially consist of three independent members of the Board, including Alan Boeckmann, William Rusnack and James Yardley.

The Board will appoint two additional independent members of the Board to the Committee, and the Committee will thereafter consist of five independent members of the Board.

All members and alternate members of the Committee must be “independent” within the meaning of the Company’s Corporate Governance Guidelines and the rules of the New York Stock Exchange.

•	Power and Authority

In addition to the powers and responsibilities expressly delegated to the Committee in this charter, the Committee may exercise any other powers and carry out any other responsibilities from time to time delegated to it by the Board.

The powers and responsibilities delegated to the Committee may be exercised in any manner the Committee deems appropriate (including delegation to subcommittees) and without any requirement for Board approval except as otherwise specified in this charter or the Board’s delegation. Any decision by the Committee, including any decision to exercise or refrain from exercising any of its delegated powers, is at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee may exercise all the powers and authority of the Board and, to the fullest extent permitted by law, has the authority to determine which matters are within the scope of its delegated authority.

The Committee will take action by majority vote of all members of the Committee.

The Committee will be provided by the Company the resources and authority necessary for the Committee to discharge its purpose, responsibilities and duties, including:

(a)

to retain and terminate its own independent consultants and other advisors and experts, including but not limited to accounting, financial and legal advisors (“Professional Advisors”), on such terms as the Committee considers appropriate and at the expense of the Company; and

(b)

to direct the Company’s management to assist the Committee and its Professional Advisors and provide them with information relevant to the Business Review as to which the Committee from time to time is acting.

•	Procedures

The Committee will determine its own rules of procedure with respect to the call, place, time and frequency of its meetings.

The chair of the Committee or the acting chair will report on the Committee’s activities to the Board at appropriate times and as otherwise requested by the chairman of the Board or the lead independent director.

All members of the Committee will have a reasonable opportunity to report to the Board the results of the Business Review and his or her corresponding recommendations to the Board, including such results and recommendations that have not been adopted by majority vote of all members of the Committee.